EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF
SUBSIDIARY	INCORPORATION	D/B/A NAME

Personics Corporation	Delaware, USA	Personics Corporation

Datawatch Technologies	Delaware, USA	Datawatch Technologies
Corporation		Corporation

Auxilor, Inc.	Delaware, USA	Auxilor, Inc.

Datawatch International	England and Wales	Datawatch International
Limited		Limited

Datawatch GmbH*	Germany	Datawatch GmbH

Datawatch France SARL*	France	Datawatch France SARL

Datawatch Pty Ltd.*	Australia	Datawatch Pty Ltd.

Datawatch Europe Limited*	England and Wales	Datawatch Europe
Limited

*All of the shares of capital stock of Datawatch GmbH, Datawatch France SARL, Datawatch Pty Ltd. and Datawatch Europe Limited are owned by Datawatch International Limited.